EXHIBIT 2.1

                 AGREEMENT AND PLAN OF MERGER, dated as of June 15, 1998 (this "Agreement"), by and among NORTHERN TELECOM LIMITED, a corporation organized under the laws of Canada ("Nortel"), NORTHERN SUB INC., a corporation organized under the laws of Delaware ("Sub"), and BAY NETWORKS, INC., a corporation organized under the laws of Delaware ("Bay").


                             W I T N E S S E T H :

                 WHEREAS, the Boards of Directors of each of Nortel, Sub and Bay have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein in which Sub will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Bay, so that Bay is the surviving corporation in the Merger;

                 WHEREAS, the parties intend that for U.S. federal income tax purposes, the Merger qualify as a "reorganization";

                 WHEREAS, as a condition and an inducement to Nortel's willingness to enter into this Agreement, Nortel and Bay are simultaneously entering into a Stock Option Agreement (the "Option Agreement"), pursuant to which Bay is granting Nortel an option exercisable upon the occurrence of certain events; and

                 WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                 NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:


                                   ARTICLE I

                              CERTAIN DEFINITIONS

                 1.01. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                 "Acquisition Proposal" shall mean (a) a merger or consolidation, or any similar transaction, involving Bay or any Significant Subsidiary of Bay (other than mergers, consolidations or similar transactions involving solely Bay and/or one or more wholly-owned Subsidiaries of Bay),
(b) a purchase or other acquisition of greater than 15% of the consolidated assets of Bay and its Subsidiaries, (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange, tender or exchange offer or otherwise) of beneficial ownership of securities representing more than 15% of the voting power of Bay or any Significant Subsidiary of Bay, (d) any substantially similar transaction, or (e) any inquiry or indication of interest with respect to any of the foregoing; in each case other than the transactions contemplated by this Agreement and the Option Agreement.
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                 "Agreement" shall have the meaning set forth in the first
paragraph of this Agreement.

                 "Bay" shall have the meaning set forth in the first paragraph of this Agreement.

                 "Bay Affiliate" shall have the meaning set forth in
Section 6.07(a).

                 "Bay Board" shall mean the Board of Directors of Bay.

                 "Bay Certificate" shall mean the Restated Certificate of Incorporation of Bay, as amended.

                 "Bay Common Stock" shall have the meaning set forth in
Section 3.01(b).

                 "Bay Employee" shall have the meaning set forth in Section 6.13(a).

                 "Bay Filed SEC Documents" shall have the meaning set forth in Section 5.03(h).

                 "Bay Intellectual Property Rights" shall have the meaning set forth in Section 5.03(p).

                 "Bay Meeting" shall have the meaning set forth in
Section 6.02.

                 "Bay Proxy Statement" shall have the meaning set forth in
Section 6.03(a).

                 "Bay SEC Documents" shall have the meaning set forth in
Section 5.03(g).

                 "Bay Stock Option" shall have the meaning set forth in
Section 3.07(a).

                 "Business Day" shall mean each day on which banking institutions in either or both of Toronto, Canada and New York, New York are not authorized or required to close.

                 "Canadian GAAP" shall mean Canadian generally accepted accounting principles.

                 "Canadian Stock Exchanges" shall mean the Toronto, Montreal and Vancouver stock exchanges.

                 "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended.

                 "Confidentiality Agreement" shall mean that certain confidentiality agreement, dated May 19, 1998, by and between Nortel and Bay.

                 "Costs" shall have the meaning set forth in Section 6.12(a).
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                 "DGCL" shall mean the General Corporation Law of the State of Delaware.

                 "Disclosure Schedule" shall have the meaning set forth in
Section 5.01.

                 "Effective Date" shall have the meaning set forth in
Section 2.02.

                 "Effective Time" shall have the meaning set forth in
Section 2.02.

                 "Environmental Laws" shall have the meaning set forth in
Section 5.03(o).

                 "ERISA" shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

                 "ERISA Affiliate" shall have the meaning set forth in
Section 5.03(l).

                 "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                 "Exchange Agent" shall have the meaning set forth in Section 3.05(a).

                 "Exchange Fund" shall have the meaning set forth in
Section 3.05(a).

                 "Exchange Ratio" shall mean 0.60, subject to Section 3.06 hereof.

                 "Exon-Florio" shall have the meaning set forth in Section 5.03(r).

                 "Governmental Authority" means any court, administrative agency or commission or other foreign or domestic federal, state, provincial or local governmental authority or instrumentality.

                 "Indemnified Party" shall have the meaning set forth in
Section 6.12(a).

                 "Indenture" shall have the meaning set forth in Section
6.16.

                 "Insurance Amount" shall have the meaning set forth in
Section 6.12(b).

                 "Intellectual Property Rights" shall mean all proprietary rights in and to: (A) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin; (B) patents and invention disclosures; (C) trade secrets and other confidential or non-public business information, including ideas, formulas, compositions, discoveries and improvements, know-how, manufacturing and production processes and techniques, and research and development information (whether patentable or not); drawings, specifications, designs, plans,
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proposals and technical data; business and marketing plans and customer and supplier lists and information; (D) writings and other copyrightable works of authorship, including computer programs, data bases and documentation therefor, and all copyrights to any of the foregoing; (E) mask works; (F) moral rights; (G) any similar intellectual property or proprietary rights;
(H) registrations of, and applications to register, any of the foregoing with any governmental authority and any renewals or extensions thereof; and (I) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing; in each case in any jurisdiction.

                 "IP License" shall have the meaning set forth in Section
5.03(p).

                 "Knowledge" with respect to a party shall mean to the knowledge of its senior executive officers after reasonable inquiry.

                 "Legal Requirement" shall have the meaning set forth in
Section 5.03(l).

                 "Liens" shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

                 "Material Adverse Effect" shall mean with respect to any party, any change, circumstance or effect that (i) is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise) or results of operations of such party and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (1) the economy in general or (2) the industries in which such party operates, which change, circumstance or effect (in the case of clause (2)), does not affect Nortel or Bay, as the case may be, disproportionately relative to other entities operating in such industry; provided that none of the following shall by itself be deemed to constitute a Material Adverse Effect: (a) a change in the market price or trading volume of Nortel Common Stock or Bay Common Stock or
(b) any change, circumstance or effect that the party asserting that a Material Adverse Effect has not occurred can demonstrate arises directly out of or results directly from actions contemplated by the parties in connection with, or which is directly attributable to, (x) the announcement of this Agreement or (y) the transactions contemplated hereby, to the extent so attributable; or (ii) would materially impair the ability of either Nortel or Bay, respectively, to perform its obligations under this Agreement.

                 "Merger" shall have the meaning set forth in the recitals to this Agreement and in Section 2.01(a).

                 "Merger Consideration" shall have the meaning set forth in
Section 2.01(a).

                 "Multiemployer Plans" shall have the meaning set forth in
Section 5.03(l).

                 "New Certificates" shall have the meaning set forth in
Section 3.05(a).

                 "Nortel" shall have the meaning set forth in the first paragraph of this Agreement.
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                 "Nortel Board" shall mean the Board of Directors of Nortel.

                 "Nortel Certificate" shall mean the Certificate and Articles of Amalgamation of Nortel dated January 4, 1982, as amended from time to time by the Certificates and Articles of Amendment of Nortel.

                 "Nortel Common Stock" shall have the meaning set forth in
Section 3.01(a).

                 "Nortel Plan" shall have the meaning set forth in Section 6.13(b).

                 "Nortel Proxy Statement" shall have the meaning set forth in
Section 6.03(a).

                 "Nortel SEC Documents" shall have the meaning set forth in
Section 5.04(g).

                 "NYSE" shall mean the New York Stock Exchange, Inc.

                 "Old Certificates" shall have the meaning set forth in
Section 3.05(a).

                 "Option Agreement" shall have the meaning set forth in the recitals hereof.

                 "Pension Plan" shall have the meaning set forth in
Section 5.03(l).

                 "Person" or "person" shall mean any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

                 "Plans" shall have the meaning set forth in Section 5.03(l).

                 "Previously Disclosed" by a party shall mean information disclosed in its Filed SEC Documents or set forth in its Disclosure Schedule.

                 "Registration Statement" shall have the meaning set forth in
Section 6.03(a).

                 "Rights" shall mean, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

                 "Rights Agreement" shall mean the Rights Agreement, dated as of February 7, 1995, between Bay and The First National Bank of Boston, Rights Agent.

                 "SEC" shall mean the United States Securities and Exchange Commission.

                 "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
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                 "Seller Group" shall have the meaning set forth in Section
5.03(l).

                 "Severance Plan" shall have the meaning set forth in Section 6.13(a).

                 "Sub" shall have the meaning set forth in the first paragraph of this Agreement.

                 "Sub Common Stock" shall have the meaning set forth in
Section 3.01(a).

                 "Subsidiary" and "Significant Subsidiary" shall have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

                 "Superior Proposal" shall have the meaning set forth in
Section 6.06(a).

                 "Surviving Corporation" shall have the meaning set forth in
Section 2.01(a).

                 "Takeover Laws" shall have the meaning set forth in
Section 5.03(n).

                 "Tax Returns" shall have the meaning set forth in
Section 5.03(q).

                 "Taxes" shall mean all taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

                 "Treasury Shares" shall mean shares of Bay Common Stock held by Bay or any of its Subsidiaries.

                 "U.S. GAAP" shall mean United States generally accepted accounting principles.

                 "Year 2000 Compliant" shall have the meaning set forth in
Section 5.03(v).

                 "$" shall mean United States Dollar.


                                  ARTICLE II

                       THE MERGER; EFFECTS OF THE MERGER

                 2.01. The Merger. (a) The Surviving Corporation. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Sub will merge with and into Bay. Following the Effective Time, the separate corporate existence of Sub shall cease and Bay shall survive and continue to exist as a Delaware corporation (Bay, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").

                 (b) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the occurrence of the filing in the office of the Secretary of State of the State of Delaware of a certificate of merger in accordance with Section 251 of the DGCL, or such later date and time as may be set forth in such certificate. The Merger shall have the effects prescribed in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Bay and Sub shall be vested in the Surviving Corporation, and all debt, liabilities and duties of Bay and Sub shall become the debt, liabilities and duties of the Surviving Corporation.

                 (c) Certificate of Incorporation and By-Laws. The certificate of incorporation and by-laws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be those of Bay until thereafter changed or amended as provided therein or by applicable law.

                 (d) Name. The name of the Surviving Corporation shall remain Bay Networks, Inc.

                 (e) Officers and Directors of Surviving Corporation. The officers of Bay as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Sub as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

                 2.02. Effective Date and Effective Time. Subject to the satisfaction or waiver (subject to applicable law) of the conditions as set forth in Article VII in accordance with this Agreement, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (i) the third Business Day to occur after the last of the conditions set forth in
Section 7.01 shall have been satisfied or waived in accordance with the terms of this Agreement or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

                 2.03. Tax Consequences. It is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Code.


                                  ARTICLE III

                   CONVERSION OF SHARES; EXCHANGE PROCEDURES

                 3.01. Conversion of Shares. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder:

                 (a) Conversion of Sub Common Stock. Each share of common stock of Sub, par value $0.01 per share (the "Sub Common Stock"), issued and outstanding immediately prior to the Effective Time, shall be converted into one newly issued, fully-paid and non-assessable share of preferred stock, $0.01 par value, of the Surviving Corporation, pursuant to a Certificate of Designations proposed by Nortel and approved by Bay, such approval not to be unreasonably withheld or delayed.

                 (b) Conversion of Bay Common Stock. Each share of common stock, par value $0.01 per share, of Bay (the "Bay Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Bay Common Stock to be canceled pursuant to Section 3.01(c)) shall become and be converted into the right to receive a fraction of a common share, without par value, of Nortel ("Nortel Common Stock"), equal to the Exchange Ratio, together with any cash to be paid pursuant to Section 3.04. All of the shares of Bay Common Stock converted into the right to receive Nortel Common Stock (or cash pursuant to Section 3.04) pursuant to this Article III shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time.

                 (c) Treasury Shares. Each share of Bay Common Stock held by Bay or any wholly owned Subsidiary of Bay as Treasury Shares immediately prior to the Effective Time or owned by Nortel or any Subsidiary thereof shall no longer be outstanding and shall automatically be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                 3.02. Issuance of Shares of the Surviving Corporation. At the Effective Time, in consideration of the issuance by Nortel of Nortel Common Stock to the holders of Bay Common Stock in accordance with Section 3.01(b), the Surviving Corporation shall issue to Nortel a number of shares of newly issued, fully-paid and non-assessable common stock, $0.01 par value, of the Surviving Corporation, which number shall be equal to the number of shares of Bay Common Stock outstanding as of immediately prior to the Effective Time.

                 3.03. Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Bay Common Stock shall cease to be, and shall have no rights as, stockholders of Bay, other than to receive any dividend or other distribution with respect to such Bay Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Bay or the Surviving Corporation of shares of Bay Common Stock.

                 3.04. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Nortel Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Nortel shall pay to each holder of Bay Common Stock who would otherwise be entitled to a fractional share of Nortel Common Stock (after taking into account all Old Certificates delivered by such holder) an amount (in U.S. dollars) in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of Nortel Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Nortel, and Nortel shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

                 3.05. Exchange Procedures. (a) At or prior to the Effective Time, Nortel shall deposit, or shall cause to be deposited, with a bank or trust company having net capital of not less than $100,000,000 (the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Bay Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of Nortel Common Stock ("New Certificates") and an estimated amount of cash pursuant to Section 3.04 (such cash and New Certificates (without any interest on any such cash), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of Bay Common Stock.

                 (b) As promptly as practicable after the Effective Date, Nortel shall send or cause the Exchange Agent to send to each former holder of record of shares (other than Treasury Shares) of Bay Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. Nortel shall cause the New Certificates representing shares of Nortel Common Stock into which shares of a stockholder's Bay Common Stock are converted at the Effective Time and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive pursuant to this
Article III to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Bay Common Stock (or, pursuant to Section 3.05(f), indemnity reasonably satisfactory to Nortel and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

                 (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Bay Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 (d) No dividends or other distributions with respect to Nortel Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Bay Common Stock converted in the Merger into the right to receive shares of such Nortel Common Stock and cash in lieu of fractional shares of Nortel Common Stock pursuant to Section 3.04, until the holder thereof shall be entitled to receive New Certificates and such amount of cash in exchange therefor in accordance with this Article III. After becoming so entitled in accordance with this Article III, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Nortel Common Stock such holder had the right to receive upon surrender of the Old Certificate.

                 (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Bay for six months after the Effective Time shall be paid or delivered to Nortel. Any stockholders of Bay who have not theretofore complied with this Article III shall thereafter look only to Nortel for payment of the shares of Nortel Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the Nortel Common Stock deliverable in respect of each share of Bay Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

                 (f) If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Nortel, the posting by such person of a bond in such reasonable amount as Nortel may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Old Certificate, Nortel shall, in exchange for such lost, stolen or destroyed Old Certificate, deliver or cause the Exchange Agent to deliver a New Certificate in respect thereof pursuant to this Article III.

                 3.06. Anti-Dilution Provisions. In the event Nortel changes (or establishes a record date for changing) the number of shares of Nortel Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Nortel Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

                 3.07. Stock Options and Other Stock Plans. (a) Each Bay Stock Option outstanding at the Effective Time shall be assumed by Nortel and deemed to constitute an option to acquire, on the same terms and conditions, mutatis mutandis (including, without limitation adjustments for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction), as were applicable under such Bay Stock Option prior to the Effective Time, the number of shares of Nortel Common Stock as the holder of such Bay Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Bay Stock Option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) at a price per share equal to (i) the aggregate exercise price for Bay Common Stock otherwise purchasable pursuant to such Bay Stock Option divided by (ii) the number of shares of Nortel Common Stock deemed purchasable pursuant to such assumed Bay Stock Option; provided that the number of shares of Nortel Common Stock that may be purchased upon exercise of any such Bay Stock Option shall not include any fractional share and, upon exercise of such Bay Stock Option, a cash payment shall be made for any fractional share based upon the last sale price per share of Nortel Common Stock on the trading day immediately preceding the date of exercise. Within three Business Days after the Effective Time, Nortel or the Surviving Corporation shall cause to be delivered to each holder of an outstanding Bay Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such assumed Bay Stock Option (as adjusted with respect to exercise price and the number of shares of Nortel Common Stock purchasable) shall continue in effect on the same terms and conditions. From and after the Effective Time, Nortel and the

Surviving Corporation shall comply with the terms of each Bay Stock Option Plan pursuant to which Bay Stock Options were granted; provided, that the Nortel board of directors or an appropriate committee thereof shall succeed to the authorities and responsibilities of the Bay Board or any committee thereof under such plan. The adjustments provided herein with respect to any Stock Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

                 (b) Nortel shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of Nortel Common Stock for delivery upon exercise of Bay Stock Options in accordance with this Section 3.07. Within three Business Days after the Effective Time, Nortel shall use its best efforts to cause the Nortel Common Stock subject to Bay Stock Options to be registered under the Securities Act pursuant to a registration statement on Form S-8 (or any successor or other appropriate forms) and shall use its best efforts to cause the effectiveness of such registration statement (and current status of the prospectus or prospectuses contained therein) to be maintained for so long as Bay Stock Options remain outstanding.

                 (c) Bay shall take such action as is necessary to cause the ending date of the then current offering period under each Bay employee stock purchase plan to be prior to the Effective Time, subject to the terms of such plan (the "Final Purchase Date"); provided that such change in the offering period shall be conditioned upon the consummation of the Merger. On the Final Purchase Date, Bay shall apply the funds credited as of such date under such Bay employee stock purchase plan within each participant's payroll withholding account to the purchase of whole shares of Bay Common Stock in accordance with the terms of such Bay employee stock purchase plan.


                                  ARTICLE IV

                            ACTIONS PENDING MERGER

                 4.01. Forbearances of Bay. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, as required by a Governmental Authority of competent jurisdiction or as set forth in Section 4.01 of Bay's Disclosure Schedule, without the prior written consent of Nortel, Bay will not, and will cause each of its Subsidiaries not to:

                 (a) Ordinary Course. Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course in all material respects and in compliance with applicable laws and regulations or, to the extent consistent therewith, fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would adversely affect its ability to perform any of its material obligations under this Agreement; provided, however, that no action by Bay or its Subsidiaries with respect to matters specifically addressed by any other provision of this
Section 4.01 shall be deemed a breach of this Section 4.01(a) unless such action would constitute a breach of one or more of such other provisions.

                 (b) Capital Stock. (i) Issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or any Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of capital stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, other than (i) the issuance of Bay Common Stock (and the associated Bay Rights) upon the exercise of stock options outstanding as of the date hereof issued in the ordinary course of business in accordance with the terms of the Bay Plans as in effect on the date of this Agreement, (ii) issuances by a wholly owned Subsidiary of Bay of capital stock to such Subsidiary's parent, (iii) issuances to comply with Bay's obligations to holders of notes under the Indenture who convert such notes, (iv) issuances to comply with Bay's obligations under its 1994 Employee Stock Purchase Plan and 1998 Employee Stock Purchase Plan and (v) issuances of Rights or other awards, in numbers no greater in the aggregate than those set forth in
Section 4.01(d) hereof.

                 (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend (other than dividends from Bay's Subsidiaries to Bay or another Subsidiary of Bay) on or in respect of, or declare or make any distribution on any shares of its capital stock or (ii) except for any such transaction by a wholly owned Subsidiary of Bay which remains a wholly owned Subsidiary after consummation of such transaction and except for the purchase from time to time by Bay of Bay Common Stock (and associated Bay Rights) in the ordinary course of business in connection with its existing Plans, directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

                 (d) Compensation; Employment Agreements; Etc. Enter into or amend any employment, consulting, severance or similar agreements or arrangements with any of its directors, officers or employees or former directors, officers or employees, or grant any salary or wage increase, make any award or grant under any Plan or increase any employee benefit (including incentive or bonus payments), except (i) in the ordinary course of business,
(ii) for changes required by law, (iii) to satisfy contractual obligations existing as of the date hereof, (iv) on or prior to October 31, 1998 for grants of stock options for up to an aggregate of 2 million shares of Bay Common Stock for newly hired employees and the retention or promotion of current employees and (v) on or after November 1, 1998, for grants of stock options for up to an aggregate number of shares equal to the excess of (A) 10 million shares of Bay Common Stock over (B) the number of shares of Bay Common Stock subject to employee stock options granted on or after the date hereof, such grants to be made in connection with newly hired employees, the retention or promotion of current employees, and the regular annual grant of options in accordance with past practice; provided that no grant may be made pursuant to clauses (iv) and (v) above to Messrs. House, Shrigley, Rynne, Carney, Pearse, Russo or Hawe without the consent of the Chief Executive Officer of Nortel.

                 (e) Benefit Plans. Enter into or amend in any material respect (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof or (iii) as expressly provided for herein) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance or other employee benefit, incentive or welfare plan.

                 (f) Acquisitions and Dispositions. (i) Other than (A) acquisitions in existing or related lines of business of Bay the fair market value of the total consideration (including the value of indebtedness or other liability assumed) for which does not exceed $12.5 million individually or $50 million in the aggregate and (B) other than the acquisition of assets used in the operations of the business of Bay and its Subsidiaries in the ordinary course, acquire all of any portion of the assets, business or properties of any other entity; provided that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Bay or (y) the creation of new Subsidiaries of Bay organized to conduct or continue activities otherwise permitted by this Agreement.

                 (ii) Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Bay, (ii) dispositions referred to in the Bay Filed SEC Documents, (iii) as may be required by law in order to permit the consummation of the transactions contemplated hereby or (iv) in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any portion of its assets, business or properties.

                 (g) Amendments. Amend the Bay Certificate or Bay's by-laws.

                 (h) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by U.S. GAAP as concurred in by Bay's independent auditors.

                 (i) Contracts. Except in the ordinary course of business, enter into or terminate any material contract, agreement or lease, or amend or modify in a material respect any of its existing material contracts, agreements or leases (including, without limitation, any material licensing agreement).

                 (j) Claims. Except in the ordinary course of business, settle any claim, action or proceeding involving money damages in excess of $500,000 in the aggregate.

                 (k) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue (subject to the standard set forth in Section 5.02) at any time at or prior to the Effective Time, (B) except as otherwise permitted by Section 6.06, any of the conditions to the Merger set forth in Article VII not being satisfied or not being satisfied as quickly as would otherwise be the case or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law.

                 (l) Incurrence of Indebtedness. Other than (i) short-term indebtedness incurred in the ordinary course of business consistent with past practice but in no event to exceed an aggregate of $10 million of short-term debt and (ii) indebtedness of Bay or any of its Subsidiaries to Bay or any of its Subsidiaries, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance.

                 (m) Capital Expenditures. Make any capital expenditures in excess of $35 million in the aggregate in any quarter of the year.

                 (n) Confidentiality Agreements. Subject to Section 6.06, waive any confidentiality or "standstill" provisions entered into with any third party in connection with its consideration of an Acquisition Proposal.

                 (o) Agreements. Agree or commit to do anything prohibited by the above paragraphs (a) through (n).

                 4.02. Forbearances of Nortel. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section 4.02 of Nortel's Disclosure Schedule, without the prior written consent of Bay, Nortel will not, and will cause each of its Subsidiaries not to:

                 (a) Dividends, Etc. (i) Make, declare, pay or set aside for payment any extraordinary dividend on or in respect of, or declare or make any distribution on any shares of its capital stock or (ii) except to the extent required to do so under its existing Plans or pursuant to the rights, privileges, restrictions and conditions attaching to any series of the Class A Preferred Shares of Nortel, directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

                 (b) Acquisitions and Dispositions. (i) Make any sale, transfer or other disposition (collectively, the "Dispositions") of Nortel's direct or indirect assets, business or properties for consideration that is in the aggregate with all other such Dispositions in excess of $3.5 billion; or (ii) acquire assets, businesses or properties (collectively, the "Acquisitions") for consideration that is in aggregate in excess of $3.5 billion. Notwithstanding the foregoing, any Acquisition or Disposition that involves the contribution of operating assets (excluding, for the sake of clarity, cash, marketable securities and Nortel Common Stock) by Nortel or its Subsidiaries to a new entity with respect to which Nortel or its Subsidiaries has at least a 50% ownership interest, shall expressly be permitted and the amount of such contribution shall not be taken into account for purposes of calculating the dollar limitation on Dispositions and Acquisitions described above.

                 (c) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue (subject to the standard set forth in Section 5.02) at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or not being satisfied as quickly as would otherwise be the case or
(C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law.

                 (d) Agreements. Agree or commit to do anything prohibited by the above paragraphs (a) through (c).

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

                 5.01. Disclosure Schedules. At or prior to the execution hereof, Bay has delivered to Nortel and Nortel has delivered to Bay a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03 and 5.04 or to one or more of its covenants contained in Article IV; provided, that (i) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence does not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (ii) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

                 5.02. Standard. No representation or warranty (i) of Bay contained in Section 5.03 (other than Sections 5.03(b), 5.03(f)(ii), 5.03(m) and 5.03(w)) or (ii) of Nortel contained in Section 5.04 (other than Sections 5.04(b) and 5.04(k)) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with such representation or warranty contained in Section 5.03 or Section 5.04 respectively has had or is reasonably likely to have a Material Adverse Effect; provided, that (x) Sections 5.03(b), 5.03(f)(ii), and 5.03(m) shall be deemed untrue, and Bay shall have breached such representations and warranties, if such Sections are not true in all material respects and (y) Section 5.04(b) shall be deemed untrue, and Nortel shall have breached such representation and warranty, if such Section is not true in all material respects.

                 5.03. Representations and Warranties of Bay. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, Bay hereby represents and warrants to Nortel and Sub as follows:

                 (a) Organization, Standing and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. It is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. It has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. Bay has made available to Nortel a complete and correct copy of its certificate of incorporation and by-laws, each as amended and in full force and effect as of the date of this Agreement.

                 (b)  Shares.

                 (i) The authorized capital stock of Bay consists of (A) 400,000,000 shares of Bay Common Stock, of which 223,037,814 shares were outstanding as of June 1, 1998 and (B) 1,000,000 shares of preferred stock, par value $0.001 per share ("Bay Preferred Stock"), of which no shares are outstanding and 500,000 shares of which have been designated Series A Preferred Stock ("Bay Series A Preferred Stock") and reserved for issuance upon exercise of the rights (the "Bay Rights") distributed to the holders of Bay Common Stock pursuant to a Rights Agreement dated as of February 7, 1995, between Bay and The First National Bank of Boston, as Rights Agent, as amended (the "Bay Rights Agreement"). Since June 1, 1998 to the date of this Agreement, there have been no issuances of shares of the capital stock of Bay or any other securities of Bay other than issuances of shares pursuant to Rights outstanding as of June 1, 1998 under the Bay Plans.

                 (ii) All issued and outstanding shares of Bay Common Stock have been duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of Bay is entitled to preemptive rights.

                 (iii) There were outstanding as of June 1, 1998 no Rights to acquire capital stock from Bay other than (A) the Bay Rights, (B) Bay
Stock Options representing in the aggregate the right to purchase 34,472,651 shares of Bay Common Stock, (C) Rights granted in connection with Bay's
1994 Employee Stock Purchase Plan or 1998 Employee Stock Purchase Plan and
(D) Rights to acquire shares of Bay Common Stock upon conversion of notes issued under the Indenture. Other than in connection with the Option Agreement and other than the associated Bay Rights issued with the shares issued as described above, no Rights to acquire capital stock from Bay have been issued or granted since June 1, 1998 to the date of this Agreement.

                 (c) Subsidiaries. (i) Section 5.03(c)(i) of the Bay Disclosure Schedule sets forth a list as of the date hereof of all of Bay's Subsidiaries, together with their jurisdiction of organization. Unless otherwise described therein, Bay owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding voting securities of each such Subsidiary (other than directors' qualifying shares, if any). No equity securities of any of Bay's Significant Subsidiaries are or may become required to be issued (other than to Bay or its Subsidiaries) by reason of any Rights and there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is bound to sell or otherwise transfer any shares of capital stock of any such Significant Subsidiaries (other than to Bay or its Subsidiaries). In addition, Section 5.03(c)(i) of the Bay Disclosure Schedule lists as of the date hereof, each corporation, partnership, limited liability company or similar entity with respect to which, as of the date of this Agreement, Bay or any Subsidiary of Bay owns more than 5% but less than a majority of the voting equity or similar voting interest or any interest convertible into, or exchangeable or exercisable for, more than 5% but less than a majority of the voting equity or similar voting interest and which interest is carried on Bay's most recent financial statements (or if not held as of the date thereof, would be carried on the Bay's financial statements if prepared as of the date hereof) at a value in excess of $10,000,000 (collectively, the "Bay Equity Interests"). All of the shares of capital stock of each of the Significant Subsidiaries of Bay and all the Bay Equity Interests held by Bay and each Subsidiary of Bay are fully paid and nonassessable and are owned by Bay or such Subsidiary free and clear of any Liens. There are no material outstanding contractual obligations of Bay or any of its Subsidiaries to provide funds to, or make any investment
(in the form of a loan, capital contribution or otherwise) in any entity in which Bay or any Subsidiary of Bay owns a Bay Equity Interest, except such obligations as would not require any investment or provision of funds or assets in an amount or having a fair market value in excess of $2,500,000 for any such investment or $10,000,000 in the aggregate for all such investments.

                 (ii) Each of Bay's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of such Significant Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

                 (d) Corporate Power. Bay and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby.

                 (e) Corporate Authority. (i) Subject, in the case of the consummation of the Merger, to receipt of the requisite approval and adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement and the Merger by the holders of a majority of the outstanding shares of Bay Common Stock entitled to vote thereon, this Agreement, the Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of Bay and the Bay Board (assuming that neither Nortel or Sub is an "interested stockholder" of Bay under Section 203 of the DGCL immediately before the execution and delivery of this Agreement).

                 (ii) This Agreement and the Option Agreement are legal, valid and binding agreements of Bay, enforceable in accordance with their terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                 (f) No Defaults. Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in Section 5.03(r) and required filings under federal and state securities or other laws, the execution, delivery and performance of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby by Bay do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Bay or of any of its Subsidiaries or to which Bay or any of its Subsidiaries or any of their respective properties or assets are subject or bound, (ii) constitute a breach or violation of, or a default under, its articles or certificate of incorporation or by-laws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

                 (g) Financial Reports and SEC Documents. (i) Its Annual Reports on Form 10-K for the fiscal years ended June 30, 1995, 1996 and 1997, its Quarterly Reports on Form 10-Q for the periods ended September 27, 1997, December 27, 1997 and March 28, 1998, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to June 30, 1995 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, the "Bay SEC Documents"), with the SEC, as of the date filed (or, with respect to (x) a document filed prior to the date of this Agreement and amended or superseded by a filing prior to the date of this Agreement or (y) a document filed after the date of this Agreement and amended or superseded by a filing after the date of this Agreement, then in the case of each of (x) and (y), on the date of such filing as so amended or superseded) (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be; and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Bay SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Bay SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which they relate, in each case in accordance with U.S. GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

                 (ii) Except as set forth in the Bay SEC Documents filed since March 28, 1998 and prior to the date of this Agreement (the "Bay Filed SEC Documents") since March 28, 1998, Bay has not incurred any liabilities (whether absolute, accrued, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of Bay or the footnotes related thereto prepared in conformity with U.S. GAAP, other than liabilities incurred in the ordinary course of business.

                 (h) Litigation. Except as disclosed in the Bay Filed SEC Documents, as of the date of this Agreement no litigation, claim or other proceeding before any court or governmental agency is pending against Bay or any of its Subsidiaries and, to its Knowledge, no such litigation, claim or other proceeding has been threatened.

                 (i)  Compliance with Laws.  Bay and each of its
Subsidiaries:

                 (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

                 (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its Knowledge, no suspension or cancellation of any of them is threatened; and

                 (iii) has received, since June 30, 1997, and prior to the date of this Agreement, no written notification or communication from any Governmental Authority (A) asserting that Bay or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Bay's Knowledge, do any grounds for any of the foregoing exist).

                 (j) Material Contracts; Defaults. Except for this Agreement, the Option Agreement and those agreements and other documents filed as exhibits to the Bay Filed SEC Documents, as of the date of this Agreement, neither Bay nor any of its Subsidiaries is a party to or bound by
(i) any "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) any non-competition agreement or other agreement or arrangement that materially restricts it or any of its Subsidiaries from competing in any line of business. Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                 (k) No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding fees to be paid to Morgan Stanley & Co. Incorporated (the "Bay Financial Advisor") pursuant to Bay's agreement with such firm.

                 (l) Employee Benefits; Employee Relations. (i) A complete and correct list as of the date of the Agreement of each material plan, program, arrangement, agreement or commitment, not otherwise disclosed in publicly available documents which is an employment, consulting, termination or deferred compensation agreement providing for compensation in any one year in excess of $250,000 (other than consulting agreements with dealers and sales agency agreements, in each case entered into in the ordinary course of business), or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation, or other employee benefit plan, program, arrangement, agreement or commitment, including any "employee benefit plan," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently maintained, sponsored, or contributed to by Bay or any of its Subsidiaries in respect of employees in the United States or to which Bay or any such Subsidiary has any obligation to contribute, or with respect to which Bay or any of its Subsidiaries may have any material liability in respect of employees in the United States (each a "Plan" and, collectively, the "Plans") will be provided within ten Business Days following the Effective Time. Such list shall not be deemed to be a schedule to this Agreement and shall not have any effect hereunder, except that Bay's delivery of the list shall satisfy Bay's obligation under this paragraph (i).

                 (ii) Neither Bay nor any Subsidiary of Bay has disseminated in writing or otherwise broadly or generally notified employees of any intent or commitment (whether or not legally binding) to create any additional Plan or to amend, modify or terminate any existing Plan which would be reasonably expected to result in material liabilities to Bay and its Subsidiaries, except as may be contemplated by Section 6.13 of this Agreement.

                 (iii) With respect to the Plans of Bay, except as would not have a Material Adverse Effect on Bay, each Plan of Bay (A) has been administered and is in compliance with the terms of such plan and all applicable laws, rules and regulations (including, without limitation, ERISA, the Code (including the qualification rules of Section 401 of the Code for Plans that are intended to be qualified) and any regulations thereunder) and
(B) no governmental audits, actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Bay, threatened.

                 (iv) Neither Bay nor any Subsidiary, contributes to or has any liability with respect to a multiemployer plan within the meaning of
Section 4001(a)(3) of ERISA or any other pension plan subject to Title IV of ERISA or is any party to any collective bargaining agreement.

                 (v) Except as would not have a Material Adverse Effect on Bay: (A) there is no pending or, to the Knowledge of Bay, threatened labor dispute, strike or work stoppage against Bay or any of its Subsidiaries which may interfere with the respective business activities of Bay or any of its Subsidiaries and (B) to the Knowledge of Bay, neither Bay nor any of its Subsidiaries, nor their respective businesses of Bay or any of its Subsidiaries, has committed any unfair labor practices or violated any applicable employment laws in connection with the operation of the respective businesses of Bay or any of its Subsidiaries, and there is no pending or threatened charge or complaint against Bay or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency, or by any employee or class of employees or governmental agency relating to a purported violation of any applicable employment laws.

                 (m) Takeover Laws. The approval of this Agreement and the Merger and the Option Agreement by the Bay Board (i) constitutes approval of this Agreement and the Merger and the Option Agreement and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL and
(ii) renders inapplicable Article Thirteenth of the Bay Certificate. To the Knowledge of Bay, except for Section 203 of the DGCL (which has been rendered inapplicable), no "moratorium", "control share", "fair price" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws") are applicable to the Merger or the other transactions contemplated by this Agreement and the Option Agreement.

                 (n) Rights Agreement. The Bay Board has approved an amendment (substantially in the form provided to Nortel) to the Bay Rights Agreement to the effect that none of Nortel, Sub or any of their respective affiliates shall become an "Acquiring Person", and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Bay Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the Option Agreement or the consummation of the transactions contemplated hereby or thereby. The Bay Rights Agreement shall terminate and be of no further effect upon the Effective Time, without any consideration being payable with respect to outstanding Bay Rights thereunder.

                 (o) Environmental Matters. (i) As used in this Agreement, "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws (including common law) and regulations in effect on the date of this Agreement, relating to the protection of human health and safety as affected by exposure to pollutants, contaminants, or hazardous or toxic wastes, substances or materials and to the protection of the environment including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

                 (ii) Neither the conduct nor operation of it nor its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or, within the applicable statute or limitations period, violated Environmental Laws and to the Knowledge of Bay no condition has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in material liability of Bay and its Subsidiaries taken as a whole under Environmental Laws. Neither it nor any of its Subsidiaries has received any written notice from any person or entity that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, held as collateral or held as a fiduciary by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

                 (iii) To the Knowledge of Bay, none of the property currently owned, leased or operated by Bay or by its Subsidiaries is subject to, or as a result of this transaction would be subject to, (i) the New Jersey Industrial Site Recovery Act or any other state or local Environmental Laws which would impose restrictions, such as notice, disclosure or obtaining advance approval prior to this transaction, or (ii) any liens under any Environmental Laws.

                 (p) Intellectual Property. (i) Bay and its Subsidiaries are licensed or otherwise possess sufficient rights to use all material Intellectual Property Rights currently used in the business of Bay or its Subsidiaries or necessary to conduct the business of Bay and its Subsidiaries as currently conducted, including material third party Intellectual Property Rights which are used in the manufacture of, incorporated in, or form a part of any product of Bay or any of its Subsidiaries (the "Bay Intellectual Property Rights").

                 (ii) Section 5.03(p)(ii) of the Bay Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all licenses and agreements under which Bay and its Subsidiaries are licensed to use third party Intellectual Property Rights which are material to the business of Bay as currently conducted.

                 (iii) Except as set forth in Section 5.03(p) of the Bay Disclosure Schedule, Bay and its Subsidiaries are not required to pay any royalties, fees or other amounts to any Person in connection with the use or exploitation of the Bay Intellectual Property Rights or the development, manufacture or commercial exploitation of any products of Bay or its Subsidiaries in each such case in excess of $1 million per annum.

                 (iv) Section 5.03(p)(iv) of the Bay Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all registered patents, registered trademarks, trade names, registered service marks and registered copyrights (in each case that are currently in use), as well as all applications for any and all of the foregoing, included in the Bay Intellectual Property Rights (excluding third party Intellectual Property Rights), including the jurisdiction in which each such Bay Intellectual Property Rights has been issued or registered or in which any such application for such issuance, approval or registration has been filed. All registered patents, registered trademarks, trade names, registered service marks and registered copyrights owned by Bay and which are material to the conduct of Bay's business as currently conducted are valid and enforceable.

                 (v) Section 5.03(p)(v) of the Bay Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all licenses and sublicenses under which Bay has granted the right to manufacture, reproduce, market or exploit any material products of Bay or its Subsidiaries or any material adaptation, derivative or reformulation based on any such product or any portion thereof.

                 (vi) Neither Bay nor its Subsidiaries is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense, assignment or other agreement to which it is a party giving it a license to material third party Intellectual Property Rights (the "IP Licenses"). Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause or will result in a material change to the terms of any material license, sublicense or other similar agreement.

                 (vii) Neither Bay nor any of its Subsidiaries (A) has been sued in any suit, action or proceeding which involves a claim of infringement or violation of any Intellectual Property Right of any third party or (B) has received any written claim or allegation that the manufacturing, importation, marketing, licensing, sale, offer for sale, or use of any of its products infringes Intellectual Property Rights of any third party.

                 (viii) Bay and its Subsidiaries have taken all reasonable steps to protect and preserve the confidential information, trade secrets and know-how of Bay and its Subsidiaries, including appropriate non-disclosure agreements with all employees and third persons having access to any confidential information, trade secrets or know-how of Bay and its Subsidiaries.

                 (ix) Neither Bay nor any of its Subsidiaries has made any written claim or allegation that any third person is or has infringed, misappropriated, breached or violated the rights of Bay or its Subsidiaries in any of the Bay Intellectual Property Rights which are material to the business of Bay as currently conducted.

                 (q) Tax Matters. (i)(A) All returns, declarations, reports, estimates, information returns and statements required to be filed on or before the Effective Date under federal, state, local or any foreign tax laws ("Tax Returns") with respect to it or any of its Subsidiaries, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (B) all material Tax Returns filed by it are complete and accurate in all material respects; (C) all Taxes shown to be due and payable (without regard to whether such Taxes have been assessed) on such Tax Returns have been paid or adequate reserves have been established for the payment of such Taxes; and (D) no material (1) audit or examination or (2) refund litigation with respect to any Tax Return is pending.

                 (ii) It has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                 (r) Regulatory Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or instrumentality are necessary to consummate the Merger except (i) as may be required under, and other applicable requirements of, the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Competition Act (Canada) and antitrust or other competition laws of other jurisdictions,
(ii) as may be required by the by-laws, rules, regulations or policies of the NYSE and the Canadian Stock Exchanges in respect of the Nortel Common Stock to be issued in the Merger and upon exercise of the Bay Stock Options to be assumed by Nortel by reason of the Merger and the listing of such Nortel Common Stock on such stock exchanges; (iii) the filing with the SEC of the Bay Proxy Statement in definitive form and the filing and declaration of effectiveness of the Registration Statement; (iv) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL; (v) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Nortel Common Stock in the Merger;
(vi) such filings as are required to be made and exemption rulings or orders as are required to be obtained under the Canada Business Corporations Act and Canadian securities laws; and (vii) as may be required under Section 721 of the U.S. Defense Production Act of 1950, as amended, and the rules promulgated thereunder ("Exon-Florio") and the rules and regulations promulgated by the U.S. Department of Defense.

                 (s) Fairness Opinion. On or before the date hereof, the Bay Financial Advisor has delivered its opinion to the Bay Board that the Exchange Ratio is fair, from a financial point of view, to the holders of Bay Common Stock.

                 (t) Year 2000. All internal computer systems that are material to the business, finances or operations of Bay ("Material Systems") are (i) able to receive, record, store, process, calculate, manipulate and output dates from and after January 1, 2000, time periods that include January 1, 2000 and information that is dependent on or relates to such dates or time periods, in the same manner and with the same accuracy, functionality, data integrity and performance as when dates or time periods prior to January 1, 2000 are involved and (ii) able to store and output date information in a manner that is unambiguous as to century ("Year 2000 Compliant") or can be freely modified to be made Year 2000 Compliant without breaching any third party license agreements or otherwise infringing any intellectual property rights of any third party. All Material Systems that are not Year 2000 Compliant as of the date of this Agreement are set forth in
Section 5.03(t) of the Bay Disclosure Schedule.

                 (w) No Material Adverse Effect. Except as permitted by Nortel pursuant to Section 4.01, since June 30, 1997, (i) Bay and its Subsidiaries have conducted their respective businesses in the ordinary course (excluding (x) the incurrence of liabilities related to this Agreement and the transactions contemplated hereby and (y) discussions with third parties with respect to any potential Acquisition Proposal) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

                 5.04. Representations and Warranties of Nortel and Sub. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, Nortel and Sub hereby represent and warrant to Bay as follows:

                 (a) Organization, Standing and Authority. Each of Nortel and Sub is a corporation duly organized, validly existing and, in the case of Sub, in good standing under the laws of the jurisdiction of its organization. Each of Nortel and Sub is duly qualified to do business and, as applicable, is in good standing in the provinces of Canada and in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Each of Nortel and Sub has in effect all federal, provincial, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. Each of Nortel and Sub has made available to Bay a complete and correct copy of its constitutive documents, each as amended to date and in full force and effect.

                 (b) Shares. (i) As of the date hereof, the authorized capital stock of Nortel consists solely of (A) an unlimited number of shares of Nortel Common Stock, of which 527,860,165 shares were outstanding as of May 31, 1998; (B) an unlimited number of Class A Preferred Shares issuable in series, without nominal or par value, of which 200 Cumulative Redeemable Class A Preferred Shares Series 4 (which are exchangeable at certain times, and subject to certain conditions, into shares of Nortel Common Stock), 16,000,000 Cumulative Redeemable Class A Preferred Shares Series 5 (which are convertible at certain times, and subject to certain conditions, into an equal number of Cumulative Redeemable Class A Preferred Shares Series 6) and 14,000,000 Non-cumulative Redeemable Class A Preferred Shares Series 7 (which are convertible at certain times, and subject to certain conditions, into an equal number of Non-cumulative Redeemable Class A Preferred Shares Series 8) were outstanding as of May 31, 1998; and (C) an unlimited number of Class B Preferred Shares, issuable in series, without nominal or par value, of which no shares were outstanding as of May 31, 1998.

                 (ii) The authorized capital stock of Sub consists of one share of common stock, $0.01 per share, of which one share is outstanding. All of the Sub Common Stock is owned directly by Nortel. Sub has not conducted any business prior to the date hereof and has no Subsidiaries and no assets, liabilities or obligations of any nature other than incident to its formation and incident to this Agreement.

                 (iii) The outstanding shares of Nortel's and Sub's capital stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of capital stock of Nortel or Sub authorized and reserved for issuance, neither Nortel nor Sub has any Rights issued or outstanding with respect to its capital stock, and neither Nortel nor Sub has any commitment to authorize, issue or sell any such shares or Rights, except pursuant to this Agreement. From March 31, 1998 to the date of this Agreement, Nortel has issued no shares of its capital stock or Rights or reserved any shares for such purposes.

                 (iv) The shares of Nortel Common Stock to be issued in exchange for shares of Bay Common Stock in the Merger or upon exercise of Bay Stock Options to be assumed by Nortel by reason of the Merger, when issued will be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of any subscriptive or preemptive rights.

                 (c) Subsidiaries. (i) (A) Nortel has Previously Disclosed a list of all of its Significant Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) Nortel owns, directly or indirectly, all of the issued and outstanding capital stock of each of its Significant Subsidiaries, (C) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its Subsidiaries) by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is or may be bound to sell or otherwise transfer any shares of the capital stock of any such Significant Subsidiaries (other than to it or its Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such shares (other than to it or its Subsidiaries) and (F) all of the shares of capital stock of each such Significant Subsidiary held by it or its Subsidiaries are fully paid and nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.

                 (ii) Each of Nortel's Significant Subsidiaries has been duly organized and is validly existing in good standing, as applicable, under the laws of the jurisdiction of its organization, and is duly qualified to do business and, as applicable, is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of such Significant Subsidiaries has in effect all federal, state, provincial, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

                 (d) Corporate Power. Nortel, Sub and each of Nortel's Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Nortel and Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, in the case of Nortel, the Option Agreement and to consummate the transactions contemplated hereby and, in the case of Nortel, thereby.

                 (e) Corporate Authority. (A) This Agreement and the transactions contemplated hereby, including the issuance of Nortel Common Stock in the Merger or upon the exercise of Bay Stock Options to be assumed by Nortel by reason of the Merger, and the Option Agreement and the transactions contemplated thereby, as applicable, have been authorized and approved by all necessary corporate action of Nortel (including all necessary shareholder approvals, if any), Sub, the Nortel Board and the Board of Directors of Sub prior to the date hereof (which action has not been rescinded or modified in any way) and (B) each of this Agreement and, in the case of Nortel, the Option Agreement, is a legal, valid and binding agreement of each of Nortel and Sub, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles.

                 (f) No Defaults. Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in Section 5.04(j) and required filings under federal, state and provincial securities laws and the Canada Business Corporations Act, the execution, delivery and performance of this Agreement and, as applicable, the Option Agreement and the consummation of the transactions contemplated hereby and, as applicable, thereby by Nortel and Sub do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Nortel or of any of Nortel's Subsidiaries or to which it or any of its Subsidiaries or any of their respective properties or assets are subject or bound, (ii) constitute a breach or violation of, or a default under, the articles or certificate of incorporation or by-laws of either Nortel or Sub, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

                 (g)  Financial Reports and SEC Documents.   Nortel's Annual
Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996 and 1997, its Quarterly Report on Form 10-Q for the period ended March 31, 1998, and all other reports or registration statements, filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1995 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, the "Nortel SEC Documents"), with the SEC, as of the date filed (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be; and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Nortel SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Nortel SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which they relate, in each case in accordance with Canadian GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. The books and records of Nortel and its Subsidiaries have been, and are being, maintained in all material respects in accordance with Canadian GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

                 (h)  Compliance with Laws.  Nortel and each of its
Subsidiaries:

                 (i) is in compliance with all applicable Canadian and U.S. federal, state, provincial, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses; and

                 (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened.

                 (i) No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding fees to be paid to Deutsche Bank Securities Inc.

                 (j) Regulatory Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are necessary to consummate the Merger except for (i) as may be required under, and other applicable requirements of, the HSR Act and the Competition Act (Canada), (ii) as may be required by the by-laws, rules, regulations or policies of the NYSE and the Canadian Stock Exchanges in respect of the Nortel Common Stock to be issued in the Merger and upon the exercise of the Bay Stock Options to be assumed by Nortel by reason of the Merger and the listing of such Nortel Common Stock on such stock exchanges;
(iii) the filing with the SEC of the Bay Proxy Statement in definitive form and the filing and declaration of effectiveness of the Registration Statement; (iv) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL; (v) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Nortel Common Stock in the Merger; (vi) such filings as are required to be made and exemption rulings or orders as are required to be obtained under the Canada Business Corporations Act and Canadian securities laws; and (vii) as may be required under Exon-Florio and the rules and regulations promulgated by the U.S. Department of Defense.

                 (k)  No Material Adverse Effect.  Since December 31, 1997,
(i) Nortel and its Subsidiaries have conducted their respective businesses in the ordinary course (excluding the incurrence of liabilities related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section
5.04 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.


                                  ARTICLE VI

                                   COVENANTS

                 Bay hereby covenants to and agrees with Nortel, and each of Nortel and Sub hereby covenants to and agrees with Bay, that:

                 6.01. Best Efforts. Subject to the terms and conditions of this Agreement, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Nortel.

                 6.02. Stockholder Approvals. Bay shall take, in accordance with this Agreement, applicable law, applicable stock exchange rules and its respective certificate of incorporation and by-laws, all action necessary to convene an appropriate meeting of stockholders of Bay to consider and vote upon the approval and adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement and the Merger and any other matters required to be approved by Bay's stockholders for consummation of the Merger (including any adjournment or postponement, the "Bay Meeting") as promptly as practicable. The Bay Board, subject to Section 6.06, shall recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders.

                 6.03. Registration Statement. (a) Each of Nortel and Bay agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by Nortel with the SEC in connection with the issuance of Nortel Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Bay constituting a part thereof (the "Bay Proxy Statement") and all related documents). The Registration Statement and the Bay Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Provided the other party has cooperated as required above, Bay agrees to file the Bay Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and Nortel agrees to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of Nortel and Bay shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Registration Statement and the Bay Proxy Statement, as the case may be, to the other party, and advise the other party of any oral comments with respect to the Registration Statement or the Bay Proxy Statement received from the SEC. Each of Nortel and Bay agrees to use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. As promptly as possible after the Registration Statement is declared effective, Bay agrees to mail the Bay Proxy Statement to its shareholders. Nortel also agrees to use reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Bay agrees to furnish to Nortel all information concerning Bay, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

                 (b) Each of Nortel and Bay agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Bay Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Bay Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

                 (c) Nortel agrees to advise Bay, promptly after Nortel receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Nortel Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

                 (d) Nortel will use its commercially reasonable best efforts to obtain, and will provide evidence reasonably satisfactory to Bay, of all necessary rulings or orders of Canadian securities regulatory authorities exempting the distribution by Nortel of the shares of Nortel Common Stock and options to purchase Nortel Common Stock under the Merger and the resale of Nortel Common Stock issued under the Merger in Canada as contemplated by this Agreement from the registration and prospectus requirements under applicable Canadian securities laws on terms reasonably satisfactory to Nortel and Bay.

                 6.04. Press Releases. Nortel and Bay shall use all reasonable efforts to develop a joint communications plan with respect to the transactions contemplated hereby. Notwithstanding the foregoing, neither Nortel, Sub nor Bay will, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except, based on the advice of counsel, as otherwise required by applicable law or regulation or NYSE rules or the by-laws, rules, regulations or policies of the Canadian Stock Exchanges and only after consulting, or using its reasonable best efforts to consult, with the other party.

                 6.05. Access; Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Nortel and Bay shall each afford to the officers, employees, counsel, accountants and other authorized representatives of the other party, reasonable access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Bay shall promptly inform Nortel of any material litigation, claim or other proceeding before any court or other governmental authority that arises following the date of this Agreement and any material development in any such existing material litigation, claim or other proceeding. Neither Nortel nor Bay nor its respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment or decree. Nortel and Bay shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                 (b) Subject to the requirements of applicable law, pending consummation of the Merger, all non-public information provided by Bay to Nortel and Nortel to Bay pursuant to this Agreement or otherwise will remain subject to the obligations of Nortel and Bay under the Confidentiality Agreement.

                 (c)  No investigation by a party, pursuant to this Section
6.05 or otherwise, shall affect or be deemed to modify any representation or warranty of the other party contained herein.

                 6.06. Acquisition Proposals. (a) Bay shall not, and shall cause its Subsidiaries and the officers, directors, agents and advisors of Bay and its Subsidiaries not to, initiate, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal. Notwithstanding the foregoing, Bay shall be permitted to engage in any discussions or negotiations with, or provide any information to, any Person in response to a bona fide written Acquisition Proposal by any such Person, if and only to the extent that in each such case such proposal was not solicited in violation of this Agreement and (A) the Bay Meeting shall not have occurred or the Bay Meeting shall have occurred and the stockholders of Bay shall have failed to approve the matters required to be approved under Section 7.01; (B) the Bay Board determines in good faith that such Acquisition Proposal would, if consummated, constitute a Superior Proposal and is reasonably capable of being consummated; (C) the Bay Board determines, in good faith after consultation with outside counsel, that such action is legally advisable for it to act in a manner consistent with its fiduciary duties under applicable law; and (D) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Bay receives from such Person an executed confidentiality agreement containing terms no less restrictive with respect to such Person than the terms of the Confidentiality Agreement with respect to Nortel. Bay shall notify Nortel promptly, but in any event within 24 hours, of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. For the purposes of this Agreement, "Superior Proposal" shall mean any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Bay Common Stock then outstanding or more than 50% of the consolidated assets of Bay and otherwise on terms which the Bay Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the stockholders of Bay than the transactions contemplated by this Agreement. Bay shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Nortel with respect to any Acquisition Proposal. Bay shall endeavor to advise Nortel of any material developments with respect to any proposal as to which Bay is exercising its rights pursuant to the second sentence of this Section 6.06 promptly upon the occurrence thereof.

                 (b) Except as set forth in this Section 6.06(b), neither the Bay Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Nortel, the approval or recommendation by the Bay Board of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or
(iii) cause Bay or any of its Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement or other similar agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Bay Board determines in good faith, after consultation with outside counsel, that it is legally advisable to do so in order to act in a manner consistent with its fiduciary duties under applicable law, the Bay Board may withdraw or modify its approval or recommendation of the "agreement of merger" contained in this Agreement, the Merger and this Agreement (or not recommend it before the Bay Proxy Statement is sent to stockholders) or approve or recommend a Superior Proposal, but in each case only at a time that is after the second Business Day following Nortel's receipt of written notice advising Nortel that the Bay Board has received a proposal which may be a Superior Proposal, specifying the material terms and conditions of such proposal and identifying the Person making such proposal. Nothing in this Section 6.06 shall prohibit Bay from complying, to the extent applicable, with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal.

                 6.07. Affiliate Agreements. (a) Not later than the 5th day prior to the Effective Date, Bay shall deliver to Nortel, a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Bay Meeting, deemed to be an "affiliate" of it (each, a "Bay Affiliate") as that term is used in Rule 145 under the Securities Act.

                 (b) Bay shall use its respective reasonable best efforts to cause each person who may be deemed to be a Bay Affiliate to execute and deliver to Nortel on or before the date of mailing of the Bay Proxy Statement an agreement in the form attached hereto as Exhibit A.

                 6.08. Takeover Laws. Subject to Section 6.06, no party shall take any action that would cause the transactions contemplated by this Agreement and the Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of), or minimize the effect on, the transactions contemplated by this Agreement and the Option Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Section 203 of the DGCL or any other Takeover Laws that purport to apply to this Agreement or the Option Agreement or the transactions contemplated hereby or thereby.

                 6.09. Bay Rights Agreement. The Bay Board shall take all further action (in addition to that referred to in Section 3.1(m)) necessary (including redeeming the Rights immediately prior to the Effective Time or amending the Bay Rights Agreement) in order to render the Rights in applicable to the Merger and the other transactions contemplated by this Agreement.

                 6.10. Shares Listed. Nortel shall use its best efforts to list, prior to the Effective Date, on the NYSE and the Canadian Stock Exchanges, subject to official notice of issuance, the shares of Nortel Common Stock to be issued to the holders of Bay Common Stock in the Merger and upon exercise of Bay Stock Options to be assumed by Nortel by reason of the Merger.

                 6.11. Regulatory Applications. (a) Nortel and Bay and their respective Subsidiaries shall cooperate and use their respective best efforts (i) to prepare all documentation, to effect all filings (including, without limitation, filings under the HSR Act and the Competition Act (Canada)) and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable. Each of Nortel and Bay shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

                 (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

                 (c) Each party will promptly inform the other party of any material communication received by such party from, or given by such party to the U.S. Federal Trade Commission (the "FTC"), the Antitrust Division of the U.S. Department of Justice (the "DOJ") or any other Governmental Authority, in each case regarding any of the transactions contemplated hereby and permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, whether in the computer networking industry or otherwise through merger or acquisition.

                 (d) In furtherance and not in limitation of the covenants of the parties contain in Sections 6.11(a), (b) and (c), if any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Nortel and Bay shall use its reasonable efforts to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement, and if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Nortel and Bay shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.11 shall limit a party's right to terminate this Agreement pursuant to Section 7.01(b) or 8.01(d) so long as such party has up to then complied in all respects with its obligations under this Section 6.11.

                 (e) Nothing contained in this Agreement shall require Nortel or any of its Subsidiaries to sell or otherwise dispose of, or permit the sale or other disposition of, any assets of Nortel, Bay or their respective Subsidiaries, whether as a condition to obtaining any approval from a Governmental Authority or any other Person or for any other reason.

                 6.12. Indemnification. (a) Following the Effective Date and until the sixth anniversary thereof, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors and officers of Bay and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Option Agreement) to the fullest extent that Bay is permitted to indemnify its directors and officers under the laws of the State of Delaware, the Bay Certificate and Bay's by-laws as in effect on the date hereof (and Nortel shall also advance expenses (or cause the Surviving Corporation to advance expenses) as incurred to the fullest extent permitted under applicable law).

                 (b) For a period of six years from the Effective Time, Nortel shall provide that portion of director's and officer's liability insurance that serves to cover the present and former officers and directors of Bay and its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred at or before the Effective Time, which insurance shall contain at least the same maximum coverage and amounts to such officers and directors, and contain terms and conditions no less advantageous, as that coverage currently provided by Bay; provided, however, that in no event shall Nortel be required to expend more than 300 percent of the current annual amount expended by Bay (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if Nortel is unable to maintain or obtain the insurance called for by this Section 6.12(b), Nortel shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Bay or any Subsidiary of Bay may be required to make application and provide customary representations and warranties to Nortel's insurance carrier for the purpose of obtaining such insurance.

                 (c) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Nortel thereof; provided, that the failure so to notify shall not affect the obligations of Nortel under Section 6.12(a) unless and to the extent such failure materially increases Nortel's liability under such subsection (a).

                 (d) If Nortel or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Nortel shall assume the obligations set forth in this Section 6.12.

                 6.13.  Severance and Benefit Plans.

                 (a) Continuation and Comparability of Benefits. Each Plan (as defined in Section 5.03(1)(i)) with respect to which any current or former employee of Bay or any of its Subsidiaries (each, a "Bay Employee") participate immediately prior to the Effective Time shall become the obligations of Nortel and the Surviving Corporation at the Effective Time and, for at least one year thereafter, Nortel shall, or shall cause the Surviving Corporation to: (i) maintain base salaries and (ii) either maintain the Plans (including incentive compensation arrangements) or provide benefits that are comparable, in the aggregate, to the benefits provided to the Bay Employees, considered as a group, under such Plans as in effect immediately prior to the Effective Time. Without limiting the generality of the foregoing, from the Effective Time and for at least one year thereafter, Nortel shall, or shall cause the Surviving Corporation to: (A) continue the Bay Executive Retention and Severance Plan (effective January 26, 1998) ("Severance Plan") as in effect for Bay Employees immediately prior to the Effective Time and (B) assume and honor any obligations of Bay under the Severance Plan and any individual severance or employment agreements by and between Bay or any of its Subsidiaries and any Bay Employees, as such Severance Plan and agreements exist and are in effect as of the Effective Time.

                 (b) Pre-Existing Limitations; Deductibles; Service Credit. With respect to any employee benefit plans (within the meaning of Section 5.03(1)(i)) of Nortel ("Nortel Plans"), Nortel shall, or shall cause the Surviving Corporation to: (A) with respect to any medical or health plan, waive any pre-existing condition or exclusion in any Nortel Plans in which any Bay Employee may be entitled to participate that would result in a lack of coverage for any condition for which a Bay Employee would have been entitled to coverage under the corresponding Plan; (B) with respect to any medical or health plan, waive any waiting period in any Nortel Plans in which any Bay Employee may be entitled to participate that exceeds the corresponding waiting period under the corresponding Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period); (C) provide each Bay Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any Nortel Plans in which such employees may be eligible to participate after the Effective Time, and (D) recognize all service of the Bay Employees with Bay or any of its Subsidiaries for purposes of eligibility to participate, vesting credit, entitlement to benefits, and, solely with respect to vacation and severance benefits, benefit accrual in any Nortel Plan in which the Bay Employees may be eligible to participate after the Effective Time; provided that the foregoing shall not apply to the extent it would result in duplication of benefits. Nothing in this paragraph shall be interpreted to require Nortel to provide for the participation of any Bay Employee in any Nortel Plan.

                 6.14. Accountants' Letters. Each of Bay and Nortel shall use its reasonable best efforts to cause to be delivered to the other party a letter of Ernst & Young LLP and Deloitte & Touche, respectively, independent auditors, dated a date within two Business Days of the date on which the Registration Statement shall become effective and addressed to such other party, and in form and substance customary for "comfort" letters delivered by independent accountants (x) in the case of Ernst & Young LLP, in accordance with Statement of Accounting Standards No. 72 and (y) in the case of Deloitte & Touche, in accordance with the Handbook of The Canadian Institute of Chartered Accountants.

                 6.15. Notification of Certain Matters. (a) Each of Bay and Nortel shall give prompt notice to the other of any fact, event or circumstance known to it that would cause or constitute a breach (subject to the standard set forth in Section 5.02) of any of its representations, warranties, material covenants or material agreements contained herein.

                 (b) Nortel shall promptly notify Bay, and Bay shall promptly notify Nortel, in writing, of any notice or other communication from any regulatory authority or self-regulatory organization in connection with the transactions contemplated by this Agreement or the Option Agreement.

                 (c) Each of Nortel and Bay shall promptly notify the other of any fact, event or circumstance known to it that could reasonably be expected to, individually or taken together with all other facts, events and circumstances known to it, cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

                 6.16. Supplemental Indenture. The Surviving Corporation shall enter into the Second Supplemental Indenture to the Indenture (the "Indenture") dated as of April 28, 1993, between SynOptics Communications, Inc. and The First National Bank of Boston, as supplemented by the First Supplemental Indenture dated as of October 20, 1994, between SynOptics Communications, Inc. and Wellfleet Communications, Inc. and The First National Bank of Boston. Nortel shall take appropriate steps to ensure that shares of Nortel Common Stock shall be issued, subject to the terms of such

Indenture, upon the conversion after the Effective Time, of Debentures issued under the Indenture.

                 6.17. Board Representation. At the Effective Time, David House will be appointed to the Nortel Board and will be appointed President of Nortel.


                                  ARTICLE VII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

                 7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Nortel, Sub and Bay to consummate the Merger is subject to the fulfillment or written waiver by Nortel, Sub and Bay prior to the Effective Time of each of the following conditions:

                 (a) Stockholder Approvals. This "agreement of merger" (as that term is used in DGCL Section 251) and the Merger shall have been duly adopted by the requisite vote of the stockholders of Bay.

                 (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which would reasonably be expected to (i) following the Effective Time, have a Material Adverse Effect on Nortel and its Subsidiaries taken as a whole or (ii) require Nortel to take any action that it is not required to take under Section 6.11(e) hereof.

                 (c) No Injunction. No Governmental Authority of competent jurisdiction shall (i) have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary , preliminary or permanent) which is in effect and enjoins or prohibits consummation of the Merger or (ii) have brought an action or proceeding seeking to enjoin or prohibit consummation of the Merger, which action or proceeding is reasonably likely to succeed.

                 (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not concluded or withdrawn.

                 (e) Listing. The shares of Nortel Common Stock to be issued in the Merger and, if required, upon exercise of Bay Stock Options to be assumed by Nortel by reason of the Merger shall have been approved for listing on the NYSE and the Canadian Stock Exchanges, subject to official notice of issuance.

                 7.02. Conditions to Obligation of Bay. The obligation of Bay to consummate the Merger is also subject to the fulfillment or written waiver by Bay prior to the Effective Time of each of the following conditions.

                 (a)  Representations and Warranties.  Subject to Sections
5.01 and 5.02, the representations and warranties of Nortel and Sub set forth in this Agreement shall be true and correct as of the date of the Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Bay shall have received a certificate, dated the Effective Date, signed on behalf of Nortel by the Chief Executive Officer and the Chief Financial Officer of Nortel to such effect.

                 (b) Performance of Obligations. Nortel shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Bay shall have received a certificate, dated the Effective Date, signed on behalf of Nortel by the Chief Executive Officer and the Chief Financial Officer of Nortel to such effect.

                 (c) Opinion of Bay's Counsel. Bay shall have received an opinion of Simpson Thacher & Bartlett, counsel to Bay, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (a) the Merger constitutes a reorganization within the meaning of Section 368 (a) of the Code and
(b) that, accordingly, (i) no gain or loss will be recognized by Bay as a result of the Merger and (ii) no gain or loss will be recognized by a stockholder of Bay who receives shares of Nortel Common Stock in exchange for shares of Bay Common Stock, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, such counsel may require and rely upon representations contained in letters from Bay, Nortel and stockholders of Bay.

                 7.03. Conditions to Obligation of Nortel and Sub. The obligations of Nortel and Sub to consummate the Merger are also subject to the fulfillment or written waiver by Nortel and Sub prior to the Effective Time of each of the following conditions:

                 (a)  Representations and Warranties.  Subject to Sections
5.01 and 5.02 the representations and warranties of Bay set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Nortel and Sub shall have received a certificate, dated the Effective Date, signed on behalf of Bay by the Chief Executive Officer and the Chief Financial Officer of Bay to such effect.

                 (b) Performance of Obligations of Bay. Bay shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Nortel and Sub shall have received a certificate, dated the Effective Date, signed on behalf of Bay by the Chief Executive Officer and the Chief Financial Officer of Bay to such effect.

                 (c) Opinion of Nortel and Sub's Counsel. Nortel shall have received an opinion of Cleary, Gottlieb, Steen & Hamilton, special counsel to Nortel and Sub dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368(a) of the Code and no gain or income will be recognized by Nortel or Sub in the Merger. In rendering its opinion, Bay may require and rely upon representations contained in letters from Bay, Nortel and stockholders of Bay.


                                 ARTICLE VIII

                                  TERMINATION

                 8.01. Termination. This Agreement may be terminated, and the Merger may be abandoned:

                 (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Nortel and Bay by action taken by the Board of Directors of the terminating party.

                 (b) Breach. At any time prior to the Effective Time, by Nortel or Bay, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach (other than a breach of Section 6.06, which shall not be subject to the following clause (y)) (x) has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach and (y) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to such breaching party.

                 (c) Delay. At any time prior to the Effective Time, by Nortel or Bay, if its Board of Directors so determines, in the event that the Merger is not consummated by December 31, 1998, or, in the event that an approval of Governmental Authority required to be obtained for the consummation of the transactions contemplated by this Agreement has not been obtained, March 31, 1999, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c). which action or inaction is in violation of its obligations under this Agreement.

                 (d) No Approval. (i) By Bay or Nortel, by action taken by its Board of Directors, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or any required approval of a Governmental Authority contains any conditions, restrictions or requirements which would reasonably be expected to (A) following the Effective Time, have a Material Adverse Effect on Nortel and its Subsidiaries taken as a whole or
(B) require Nortel to take any action that it is not required to take under
Section 6.11(e) hereof.

                 (ii) By Nortel or Bay, if its Board of Directors so determines, in the event the approval of Bay's stockholders required by
Section 7.01(a) herein is not obtained at the Bay Meeting by reason of the failure to obtain the requisite vote required by Section 7.01(a) at a duly held meeting or an adjournment thereof.

                 (e) By Nortel if the Board of Directors of Bay, prior to the Bay Meeting (i) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement pursuant to Section 6.06, (ii) shall approve or recommend any Acquisition Proposal or Superior Proposal or
(iii) shall resolve to take any of the actions specified in clauses (i) or
(ii) above;

                 (f) By Bay at any time prior to the Bay Meeting, upon three Business Days' prior notice to Nortel, if the Board of Directors of Bay shall approve a Superior Proposal; provided, however, that (i) Bay shall have complied with Section 6.06, (ii) the Board of Directors of Bay shall have concluded in good faith, after giving effect to all concessions which may be offered by Nortel pursuant to clause (iii) below, after consultation with its financial advisors and outside counsel, that such proposal is a Superior Proposal and (iii) prior to any such termination, Bay shall, and shall cause its financial and legal advisors to, negotiate with Nortel to make such adjustments in the terms and conditions of this Agreement as would enable Nortel to proceed with the transactions contemplated hereby; provided, however, that it shall be a condition to termination by Bay pursuant to this
Section 8.01(f) that Bay shall have made the payment of the Termination Fee to Nortel required by Section 8.02(b) (unless Nortel shall have elected to defer such payment pursuant to Section 8.02(c));

                 8.02. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

                 (b) Nortel and Bay agree that Bay shall pay to Nortel the sum of $275 million (the "Termination Fee") solely as follows:

                 (i)  if Bay shall terminate this Agreement pursuant to
         Section 8.01(f) ,

                 (ii) if (x) Bay or Nortel shall terminate this Agreement pursuant to Section 8.01(d)(ii) due to the failure of Bay's stockholders to approve and adopt this Agreement, (y) at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal and (z) within 12 months of the termination of this Agreement, Bay enters into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated,

                 (iii)  if Nortel shall terminate this Agreement pursuant to
         Section 8.01(e), or

                 (iv) if (w) Nortel shall terminate this Agreement pursuant to Section 8.01(c) or Nortel or Bay shall terminate this Agreement pursuant to Section 8.01(d)(i), (x) at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal, (y) following the existence of such Acquisition Proposal and prior to any such termination, Bay shall have intentionally breached (and not cured after notice thereof) any of its material covenants or agreements set forth in this Agreement in any material respect, and
         (z) within 12 months of any such termination of this Agreement, Bay shall enter into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated.

                 (c)  The Termination Fee required to be paid pursuant to
Section 8.02(b) shall be payable prior to, and shall be a pre-condition to the effectiveness of any termination of this Agreement pursuant to Section 8.01(f). Any other payment required to be made pursuant to Section 8.02(b) shall be payable to Nortel not later than two Business Days after the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal, as applicable, or a termination pursuant to
Section 8.01(e). Notwithstanding the foregoing, (i) Nortel may elect, by notice to Bay, to defer the payment of the Termination Fee from time to time for a period of up to six months after the date such fee would otherwise be payable and (ii) the Termination Fee shall cease to be payable immediately following any exercise by Nortel of the Option under the Option Agreement. All payments under this Section 8.02 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.


                                  ARTICLE IX

                                 MISCELLANEOUS

                 9.01. Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Time or termination of this Agreement if this Agreement is terminated prior to the Effective Time; provided, however, if the Effective Time occurs, the agreements of the parties in Sections 6.12 and 6.13 and
Article IX shall survive the Effective Time, and if this Agreement is terminated prior to the Effective Time, the agreements of the parties in Sections 6.05(b) and 8.02 and Article IX and in the Confidentiality Agreement shall survive such termination and the Option Agreement shall survive to the extent provided therein.

                 9.02. Amendment; Extension; Waiver. (a) Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Bay; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Bay, there may not be, without further approval of such stockholders, any amendment of this Agreement which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                 (b) Prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                 9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

                 9.04. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York (except insofar as mandatory provisions of Delaware law are applicable), without regard to the conflict of law principles thereof.

                 9.05. Expenses. Subject to Section 8.02(b), each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses and SEC registration and filing fees shall be shared equally between Bay and Nortel.

                 9.06. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or three Business Days after being mailed by registered or certified mail (return receipt requested) or one Business Day after being delivered by overnight courier to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

                 If to Bay, to:


                 Bay Networks, Inc.
                 4401 Great America Parkway
                 Santa Clara, California 95054
                 Attention:  General Counsel
                 Fax: (408) 495-5323

                 With a copy to:

                 Simpson Thacher & Bartlett
                 425 Lexington Avenue
                 New York, New York  10017
                 Attention:  Charles I. Cogut, Esq.
                 William E. Curbow, Esq.
                 Fax: (212) 455-2502

                 and with another copy to

                 Gray Cary Ware & Freidenrich
                 400 Hamilton Avenue
                 Palo Alto, California  94301
                 Attention:  Rod J. Howard, Esq.
                 Fax: (650) 327-3699

                 If to Nortel or to Sub, to:

                 Northern Telecom Limited
                 8200 Dixie Road, Suite 100
                 Brampton, Ontario
                 Canada L6T 5P6
                 Attention:  Corporate Secretary
                 Fax: (905) 863-8423

                 With a copy to:

                 Cleary, Gottlieb, Steen & Hamilton
                 One Liberty Plaza
                 New York, New York 10006
                 Attention: Victor I. Lewkow, Esq.
                 Fax: (212) 225-3999

                 9.07. Entire Understanding. This Agreement (including the Disclosure Schedules), the Option Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements (other than the Confidentiality Agreement) heretofore made.

                 9.08. Assignment; No Third Party Beneficiaries. Neither this Agreement, nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except for Section 6.12, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                 9.09. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Any reference to "herein" or "hereof" or similar terms shall refer to the agreement as a whole rather than to the individual paragraph, section or article.

                 9.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as it is enforceable.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
                                      NORTHERN TELECOM LIMITED


                                      By:/s/ John A. Roth
                                      Name:
                                      Title:


                                      By:/s/ C.W. Scott
                                         --------------
                                      Name:
                                      Title:


                                      NORTHERN SUB INC.


                                      By:/s/ C.W. Scott
                                         --------------
                                      Name:
                                      Title:


                                      BAY NETWORKS, INC.


                                      By:/s/ David L. House
                                         ------------------
                                      Name:
                                      Title:

===========================================================================






                         AGREEMENT AND PLAN OF MERGER
                                 by and among
                           NORTHERN TELECOM LIMITED,
                               NORTHERN SUB INC.
                                      and
                              BAY NETWORKS, INC.
                           Dated as of June 15, 1998






===========================================================================

                               TABLE OF CONTENTS


                                                                          Page

                                   ARTICLE I

                              CERTAIN DEFINITIONS . . . . . . . . . . . .    1

         1.01.  Certain Definitions . . . . . . . . . . . . . . . . . . .    1

                                  ARTICLE II

                       THE MERGER; EFFECTS OF THE MERGER  . . . . . . . .    6

         2.01.  The Merger  . . . . . . . . . . . . . . . . . . . . . . .    6
         2.02.  Effective Date and Effective Time . . . . . . . . . . . .    7
         2.03.  Tax Consequences  . . . . . . . . . . . . . . . . . . . .    7

                                  ARTICLE III

                   CONVERSION OF SHARES; EXCHANGE PROCEDURES  . . . . . .    7

         3.01.  Conversion of Shares  . . . . . . . . . . . . . . . . . .    7
         3.02.  Issuance of Shares of the Surviving Corporation  . . . .    8
         3.03.  Rights as Stockholders; Stock Transfers . . . . . . . . .    8
         3.04.  Fractional Shares . . . . . . . . . . . . . . . . . . . .    8
         3.05.  Exchange Procedures . . . . . . . . . . . . . . . . . . .    9
         3.06.  Anti-Dilution Provisions  . . . . . . . . . . . . . . . .   10
         3.07.  Stock Options and Other Stock Plans . . . . . . . . . . .   10

                                  ARTICLE IV

                            ACTIONS PENDING MERGER  . . . . . . . . . . .   11

         4.01.  Forbearances of Bay . . . . . . . . . . . . . . . . . . .   11
         4.02.  Forbearances of Nortel  . . . . . . . . . . . . . . . . .   14

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES  . . . . . . . . .   15

         5.01.  Disclosure Schedules  . . . . . . . . . . . . . . . . . .   15
         5.02.  Standard  . . . . . . . . . . . . . . . . . . . . . . . .   15
         5.03.  Representations and Warranties of Bay . . . . . . . . . .   15
         5.04.  Representations and Warranties of Nortel and Sub  . . . .   24

                                  ARTICLE VI

                                   COVENANTS  . . . . . . . . . . . . . .   27

         6.01.  Best Efforts  . . . . . . . . . . . . . . . . . . . . . .   28
         6.02.  Stockholder Approvals . . . . . . . . . . . . . . . . . .   28
         6.03.  Registration Statement  . . . . . . . . . . . . . . . . .   28
         6.04.  Press Releases  . . . . . . . . . . . . . . . . . . . . .   29
         6.05.  Access; Information . . . . . . . . . . . . . . . . . . .   29
         6.06.  Acquisition Proposals . . . . . . . . . . . . . . . . . .   30

         6.07.  Affiliate Agreements  . . . . . . . . . . . . . . . . . .   31
         6.08.  Takeover Laws . . . . . . . . . . . . . . . . . . . . . .   31
         6.09.  Bay Rights Agreement  . . . . . . . . . . . . . . . . . .   31
         6.10.  Shares Listed . . . . . . . . . . . . . . . . . . . . . .   32
         6.11.  Regulatory Applications . . . . . . . . . . . . . . . . .   32
         6.12.  Indemnification . . . . . . . . . . . . . . . . . . . . .   33
         6.13.  Severance and Benefit Plans . . . . . . . . . . . . . . .   34
         6.14.  Accountants' Letters  . . . . . . . . . . . . . . . . . .   35
         6.15.  Notification of Certain Matters . . . . . . . . . . . . .   35
         6.16.  Supplemental Indenture  . . . . . . . . . . . . . . . . .   35
         6.17.  Board Representation  . . . . . . . . . . . . . . . . . .   36

                                  ARTICLE VII

                   CONDITIONS TO CONSUMMATION OF THE MERGER   . . . . . .   36

         7.01.  Conditions to Each Party's Obligation to Effect the
                 Merger . . . . . . . . . . . . . . . . . . . . . . . . .   36
         7.02.  Conditions to Obligation of Bay . . . . . . . . . . . . .   36
         7.03.  Conditions to Obligation of Nortel and Sub  . . . . . . .   37

                                 ARTICLE VIII

                                  TERMINATION . . . . . . . . . . . . . .   38

         8.01.  Termination . . . . . . . . . . . . . . . . . . . . . . .   38
         8.02.  Effect of Termination and Abandonment . . . . . . . . . .   39

                                  ARTICLE IX

                                 MISCELLANEOUS  . . . . . . . . . . . . .   40

         9.01.  Survival  . . . . . . . . . . . . . . . . . . . . . . . .   40
         9.02.  Amendment; Extension; Waiver  . . . . . . . . . . . . . .   40
         9.03.  Counterparts  . . . . . . . . . . . . . . . . . . . . . .   41
         9.04.  Governing Law . . . . . . . . . . . . . . . . . . . . . .   41
         9.05.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . .   41
         9.06.  Notices . . . . . . . . . . . . . . . . . . . . . . . . .   41
         9.07.  Entire Understanding  . . . . . . . . . . . . . . . . . .   42
         9.08.  Assignment; No Third Party Beneficiaries  . . . . . . . .   42
         9.09.  Interpretation  . . . . . . . . . . . . . . . . . . . . .   43
         9.10.  Severability  . . . . . . . . . . . . . . . . . . . . . .   43